EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main Street	Tel: (801) 524-4787
Salt Lake City, Utah	October 28, 2008
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION RECEIVES PRELIMINARY APPROVAL TO PARTICIPATE IN THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM
Board Declares Common Dividend of $0.32 per Share

SALT LAKE CITY, October 28, 2008 — Zions Bancorporation (NASDAQ: ZION) announced today that it has received preliminary approval from the U. S. Department of the Treasury to receive $1.4 billion of additional capital by participating in Treasury’s Capital Purchase Program.

“As a strong regional bank with a major focus on financing small and middle-market businesses, we are pleased to have this additional capital to better serve the lending needs of customers throughout the Western United States,” said chairman and chief executive officer Harris Simmons. “We expect to deploy this new capital in the form of prudent lending in the markets we serve. This new lending will be good for our country’s economy, our customers and our company.”

Simmons noted that, with the extraordinary turmoil that has been experienced in the nation’s capital markets and in the investment banking sector, commercial banks have become more important than ever to the U.S. economy. “We consequently believe that it is important for us, and for other healthy banks throughout the industry, to continue to strengthen the capital that underpins our ability to lend. Participation in the Treasury’s preferred equity program is an important step toward unthawing the frozen plumbing in the nation’s credit markets,” he said.

During the third quarter, Zions increased its capital by nearly $300 million through the successful issuance of new common and preferred stock. At quarter end, Zions’ capital levels were well above “well-capitalized” regulatory benchmarks. The addition of new capital through the Treasury program will increase Zions’ Tier 1 Risk Based Capital Ratio from 8.07% to approximately 10.90%. The Total Risk Based Capital Ratio will increase from 12.30% to approximately 15.13%.

Receipt of the funding is subject to execution of definitive agreements and satisfaction of closing conditions.

Zions Bancorporation also announced today that its board of directors declared a regular quarterly dividend of $0.32 per common share. The dividend is payable November 19, 2008 to shareholders of record as of November 5, 2008. This represents a 26% reduction from the previous dividend level.

“This modification to our dividend will allow us to further strengthen our capital base during a period of slower activity in the economy, while enabling us to continue to expand our lending in ways that will help bring the country out of the current financial crisis,” said Simmons.

Zions Bancorporation also announced today that its board of directors declared a regular quarterly dividend of $0.32 per common share. The dividend is payable November 19, 2008 to shareholders of record as of November 5, 2008. This represents a 26% reduction from the previous dividend level.

“This modification to our dividend will allow us to further strengthen our capital base during a period of slower activity in the economy, while enabling us to continue to expand our lending in ways that will help bring the country out of the current financial crisis,” said Simmons.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

Forward-Looking Information

Statements in this news release that are based on other than historical data are forward-looking, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including changes in asset-backed commercial paper markets and valuations in structured securities and other assets; changes in governmental policies and programs resulting from general economic and financial market conditions; changes in interest and funding rates; continuing consolidation in the financial services industry; new business or acquisition opportunities; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2007 Annual Report on Form 10-K of Zions Bancorporation filed with the Securities and Exchange Commission ("SEC") and available at the SEC's Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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